Metal Management, Inc.

325 N. LaSalle Street • Suite 550

Chicago, Illinois 60610

www.mtlm.com

Nasdaq: MTLM

FOR IMMEDIATE RELEASE

METAL MANAGEMENT ANNOUNCES
2.7 MILLION SHARE REPURCHASE AUTHORIZATION

CHICAGO, IL – September 8, 2006 – Metal Management, Inc. (Nasdaq: MTLM), one of the nation’s largest full service scrap metal recyclers, today announced that its Board of Directors has authorized the Company to repurchase up to 2.7 million shares of its common stock, or approximately 10% of the current shares outstanding.

“Metal Management is committed to investing for growth and creating value for our shareholders, propositions that are not mutually exclusive as evidenced by our recent acquisitions, ambitious capital expenditure program and this new authorization to repurchase up to 2.7 million shares of our common stock,” said Daniel W. Dienst, Chairman, Chief Executive Officer and President of Metal Management. “Our financial performance over the past 18 quarters has proven that we have transformed our business. Our strong balance sheet and significant free cash flow allow us the flexibility to simultaneously invest in our current business, pay dividends, and initiate this share repurchase program while we continue to prudently pursue other growth opportunities. We believe this stock repurchase program underscores the Board’s commitment to enhancing shareholder value.”

Metal Management will repurchase shares from time to time for cash in open market transactions or in privately negotiated transactions in accordance with applicable federal securities laws. The timing and amount of any repurchases will be determined by the Company’s management based on its evaluation of market conditions, share price, other capital allocation alternatives, lender approvals if required, and other factors. The new share repurchase program does not require the Company to acquire any specific number of shares and may be modified, suspended, extended or terminated by the Company at any time without prior notice.

The Company’s $300 million credit agreement allows for repurchases of common stock in an aggregate amount of up to $50 million in any twelve month period and $100 million over the term of the credit agreement. Approval will be required from the lenders under the credit agreement before any repurchases that exceed those limitations. As of September 6, 2006, Metal Management had no borrowings under its line of credit and a cash position of approximately $60 million, including short-term investments.

About Metal Management, Inc.
Metal Management is one of the largest full service metal recyclers in the United States, with approximately 50 recycling facilities in 16 states. For more information about Metal Management, Inc., visit the Company’s website at www.mtlm.com.

Forward Looking Statements
All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties and are subject to change at any time. These statements reflect our current expectations regarding the future profitability of the Company and its subsidiaries. As discussed in our annual report on Form 10-K for the fiscal year ended March 31, 2006, and in other periodic filings filed by the Company with the U.S. Securities and Exchange Commission, some of the factors that could affect our performance include, among other things: cyclicality and competitiveness of the metals recycling industry, commodity price fluctuations, debt covenants that restrict our ability to engage in certain transactions, compliance with environmental, health, safety and other regulatory requirements applicable to the Company, potential environmental liability, risk of deterioration of relations with labor unions, dependence on key management, dependence on suppliers of scrap metal, concentration of customer risk and exposure to credit risk, impact of export and other market conditions on the business, availability of scrap alternatives, under funded defined benefit pension plans, and the implementation of a significant IT consolidation in fiscal 2007 and 2008.

Forward-looking statements speak only as of the date they were made, and Metal Management undertakes no obligation to update or revise any forward-looking statements in light of new information or future events. You should not place undue reliance on any forward-looking statements, which speak only as of the date of this press release.

Contacts
Analysts & Investors	Media
Robert C. Larry, Chief Financial Officer Metal Management, Inc. (312) 645-0700	Andrew B. Siegel Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449 ext. 127